Exhibit 10.8

AMENDED AND RESTATED RESTRICTED STOCK AGREEMENT
MEMORANDUM OF AGREEMENT (this “Agreement”) made as of the 5th day of September, 2018.

BETWEEN:
KINGSWAY FINANCIAL SERVICES INC., incorporated pursuant to the laws of the Province of Ontario
(hereinafter called the “Corporation”)
OF THE FIRST PART
- and -
LARRY G. SWETS, JR. (hereinafter called the “Participant”)
OF THE SECOND PART

WHEREAS the Corporation has established the Kingsway Financial Services Inc. 2013 Equity Incentive Plan, as amended from time to time (the “Plan”), to attract, retain and motivate persons as officers and other employees of the Corporation and its Subsidiaries and to advance the interests of the Corporation by providing such persons with the opportunity to acquire an increased proprietary interest in the Corporation pursuant to and in accordance with the Plan;
WHEREAS the Participant was previously granted 1,382,665 shares of restricted stock of the Corporation (the “Original Grant”);
WHEREAS, as of the termination of the Participant’s employment with the Corporation, the Participant will forfeit 1,032,665 shares of restricted stock represented by the Original Grant; and
WHEREAS, the remaining 350,000 shares of restricted stock (the “Restricted Shares”) will remain outstanding pursuant to this Agreement and the Plan and the Restricted Stock Agreement dated as of March 28, 2014 with respect to the Original Grant shall be amended and restated as set forth herein.
NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Corporation, it is agreed by and between the parties hereto as follows:

1.	In this Agreement and in any amendments hereto, words and phrases as used herein shall have the same meaning as used in the Plan.

2.
The Participant acknowledges and agrees that 1,032,665 shares represented by the Original Grant are hereby forfeited by the Participant as of his termination of employment with the Company and that the Restricted Shares shall be held by the Participant subject to the terms and conditions hereinafter set out and those of the Plan.

DM_US 154616903-10.088627.0010    1

Exhibit 10.8

3.
The Restricted Shares shall become fully vested, and the Restriction Period shall lapse, upon (i) the completion of the sale by 1347 Investors LLC of its entire interest in the common shares of Limbach Holdings, Inc. and (ii) the subsequent completion of the liquidation of 1347 Investors LLC and distribution of its assets to its members.

4.
During the Restriction Period, the Restricted Shares shall be held by a custodian in book entry form with restrictions on such shares duly noted or, alternatively, a certificate or certificates representing the Restricted Shares shall be registered in the Participant’s name and may bear a legend, in addition to any legend which may be required pursuant to the Plan, indicating that the ownership of the Common Shares represented by such certificate is subject to the restrictions, terms and conditions of the Plan and this Agreement. All such certificates shall be deposited with the Corporation, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate, which would permit transfer to the Corporation for cancellation all or a portion of the Restricted Shares in the event they are forfeited in whole or in part. Upon termination of the Restriction Period, subject to the Corporation’s right to require payment of any taxes in accordance with the Plan, the restrictions shall be removed from the requisite number of any Common Shares that are held in book entry form, and all certificates evidencing ownership of the requisite number of Common Shares shall be delivered to the Participant.

5.
The Participant shall have all rights as a shareholder of the Corporation, including, but not limited to, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Shares; provided, however, that (i) the Participant shall not be permitted to vote the Restricted Shares until they have vested and (ii) any distribution with respect to Common Shares shall be deposited with the Corporation and shall be subject to the same restrictions as the Common Shares with respect to which such distribution was made.

6.
Notwithstanding anything herein to the contrary, the underlying Common Shares may not be sold in the United States unless a Registration Statement on Form S-8 under the United States Securities Act of 1933 is in effect with respect to the Plan and the Common Shares issuable in connection with awards under the Plan. A Registration Statement on Form S-8 in connection with the Plan was filed with the U.S. Securities and Exchange Commission on February 24, 2014.

7.
The Participant understands that the Participant is solely responsible for all tax consequences to the Participant in connection with this award. The Participant represents that the Participant has consulted with any tax consultants the Participant deems advisable in connection with the award and that the Participant is not relying on the Corporation for any tax advice. By accepting this revised Agreement, the Participant acknowledges that he is required to submit to the Company the minimum statutory tax withholding requirements described in paragraph 8 below not later than one business day after the Company has determined, in good faith, that the Restricted Shares are taxable under Section 83 of the Internal Revenue Code.

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Exhibit 10.8

8.
Prior to the delivery of the certificates for any Common Shares upon vesting under paragraph 4 above, the Participant shall have paid all federal, state, local or other taxes that are required to be withheld or paid in connection with such award. For avoidance of doubt, as of the date of this Agreement, the minimum statutory required withholding rate for federal income taxes with respect to the taxation of this award is (i) 22% for any taxable amount up to $1,000,000 and (ii) 37% for any taxable amount in excess of $1,000,000. The Participant may satisfy any such obligation by any of the following means: (A) a cash payment to the Corporation; (B) authorizing the Corporation to withhold from the Restricted Shares the whole Common Shares which would otherwise be delivered or available for vesting having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation; or (C) any combination of (A) or (B). Common Shares to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate. Any fraction of a Common Share which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.

For the avoidance of doubt, the Company believes the signing of this Agreement will be a taxable event for the Participant. As a result, the Tax Date will be deemed to be the date this Agreement is fully executed. After the signing of this Agreement, the Company will withhold from the Restricted Shares the necessary number of Common Shares having an aggregate Fair Market Value, determined as of the Tax Date, in order to meet its obligations to remit the minimum tax withholding for federal and state income and employment taxes. The Participant will be responsible to pay all taxes due to the vesting of the Restricted Shares in excess of the minimum tax withholding amount. The Company will not withhold any further Common Shares or require further withholding tax at vesting and/or delivery of the remaining Common Shares. The Participant acknowledges that he shall not have the right to compel any additional Common Shares to be acquired by the Company to meet his tax obligations.

9.
Nothing in the Plan or herein confers upon the Participant any right to continue as a service provider to the Corporation or any Subsidiary in any capacity or affect in any way the right of the Corporation or any Subsidiary to terminate any service provider relationship at any time.

10.	Time shall be of the essence of this Agreement.

11.	The Restricted Shares are personal to the Participant and, subject to the provisions of the Plan, are non-assignable.

12.
This Agreement shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, and the Participant and his legal personal representatives. This Agreement shall not be assignable by the Participant or his legal personal representatives.

13.	This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario.

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Exhibit 10.8

14.
In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall prevail except with respect to Sections 3, 7 and 8 of this Agreement, the terms of which such Sections shall prevail if such terms conflict with any of the provisions of the Plan.

15.	This Agreement supersedes in its entirety that certain Restricted Stock Agreement dated as of March 28, 2014.

16.	All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

DM_US 154616903-10.088627.0010    4

Exhibit 10.8

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto.

	)	LARRY G. SWETS, JR.
)
)
)
Witness
)
)
	)	KINGSWAY FINANCIAL SERVICES INC.
)
)
	)	Per:
Name:
Title:

[Signature Page to Amended and Restated Restricted Stock Agreement]

DM_US 154616903-10.088627.0010